Innodata Reports Third Quarter 2013 Results

NEW YORK – October 31, 2013 – INNODATA INC. (NASDAQ: INOD) today reported results for the third quarter and the nine months ended September 30, 2013.

•	Total revenue was $15.7 million for the third quarter of 2013, a 3% sequential decline from $16.2 million in the second quarter of 2013, and a 20% decline from $19.7 million in the third quarter of 2012.

•	In the third quarter of 2013 we incurred a net loss of $11.7 million, or $0.47 per diluted share, compared to a net loss of $0.1 million, or less than $0.01 per diluted share, in the second quarter of 2013. Included in the third quarter of 2013 is an impairment charge of $5.5 million in respect of the Company’s IADS segment and a $7.1 million valuation allowance on its U.S. deferred tax assets. Excluding these one-time non-cash charges, the net loss would be $0.1 million, or less than $0.01 per diluted share, in both the second quarter and the third quarter of 2013. Net earnings for the third quarter of 2012 were $1.3 million, or $0.05 per diluted share.

•	For the first nine months of 2013, revenues were $48.8 million, down 28% from $67.6 million in the first nine months of 2012. We incurred a net loss of $11.5 million, or $0.46 per diluted share, during the nine months of 2013. Excluding the one-time non-cash charges referred to earlier, we would report net income of $0.1 million, or less than $0.01 per diluted share, for the first nine months of 2013. Net earnings were $6.8 million, or $0.26 per diluted share, during the first nine months of 2012.

•	Cash, cash equivalents and investments were $26.2 million at September 30, 2013 compared to $27.2 million at June 30, 2013. As of September 30, 2013, the Company had no debt, and stockholders’ equity was $37.9 million.

Jack Abuhoff, Chairman and CEO, said, “As a result of a relentless focus on efficiencies, our Content Services segment succeeded at earning $1.5 million in operating earnings on revenues of $15.6 million. In our IADS segment, however, in which we are incubating new businesses, we have not yet achieved significant revenue. Accordingly, and in accordance with GAAP, we took a $5.5 million accounting charge to write off all its assets on our books and created a $7.1 million valuation allowance against all our U.S. deferred tax assets. Still, we continue to believe in its potential and are continuing to invest in building it.

“For example, our confidence in the Synodex subsidiary of IADS is based on the positive feedback we are receiving from our initial three customers; our track record in attracting interest from key decision makers in our targeted client base; a list of active prospects that includes 30 insurance and reinsurance companies in active stages of discussion and of which 14 are especially active; and a business environment in which insurers are seeking the kind of business process improvements that our service provides. We are bolstered by the advice of the Vice Chairman at one of our client prospects, a company with $40 billion in assets, who told us “the (insurance) industry is slow to lead, but fast to follow.”

“That said, we will consider steps to lower our IADS spend if at the end of the fourth quarter of this year we are not forecasting a significant, near-term revenue improvement in the IADS segment.”

Abuhoff concluded, “We are forecasting fourth quarter revenue to be in the range of $14 to $16 million.”

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-505-4369 (Domestic)

1-719-457-2689 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 9571883

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

Innodata Inc. (NASDAQ: INOD) is a leading provider of business process, technology and consulting services, as well as products and solutions, that help our valued clients create, manage, use and distribute digital information. Propelled by a culture of quality, service and innovation, we have developed a client base that includes many of the world’s preeminent media, publishing and information services companies, as well as leading enterprises in information-intensive industries such as aerospace, defense, financial services, government, healthcare, high technology, insurance, intelligence, manufacturing and law.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata has offices and operations in the United States, the United Kingdom, Israel, India, Sri Lanka, and the Philippines.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely”, “optimistic” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including, without limitation, the matters relating to our IADS segment that are discussed in this release and the risks and uncertainties of early-stage companies generally; the primarily at-will nature of the Company’s contracts with its Content Services segment customers and the ability of the customers to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of customers; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions, joint ventures and strategic investments; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Actual results may differ significantly.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$15,746	$19,710	$48,809	$67,613

Operating costs and expenses:
Direct operating expenses	11,973	13,509	38,183	44,267
Selling and administrative expenses	3,992	5,233	12,972	16,819
Impairment charges	5,524	-	5,524	-
Interest income, net	(57)	(32)	(314)	(212)
Total	21,432	18,710	56,365	60,874
Income before provision for income taxes	(5,686)	1,000	(7,556)	6,739
Provision for income taxes	7,297	136	5,809	1,409
Net income (loss)	(12,983)	864	(13,365)	5,330
Loss attributable to non-controlling interests	1,291	425	1,869	1,479
Net income (loss) attributable to Innodata Inc. and Subsidiaries	$(11,692)	$1,289	$(11,496)	$6,809

Income (loss) per share attributable to Innodata Inc. and Subsidiaries:
Basic	$(0.47)	$0.05	$(0.46)	$0.27
Diluted	$(0.47)	$0.05	$(0.46)	$0.26
Weighted average shares outstanding:
Basic	25,053	24,883	24,977	24,808
Diluted	25,053	27,446	24,977	26,226

Net income (loss)	$(12,983)	$864	$(13,365)	$5,330
Pension liability adjustment, net of taxes	18	9	54	26
Change in fair value of derivatives	(575)	526	(1,805)	1,287
Comprehensive Income (loss)	$(13,540)	$1,399	$(15,116)	$6,643
Comprehensive loss attributed to non-controlling interest	1,291	425	1,869	1,479
Comprehensive income (loss) attributable to Innodata Inc. and Subsidiaries	$(12,249)	$1,824	$(13,247)	$8,122

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$25,104	$25,425
Short term investments - other	1,115	3,091
Accounts receivable, net	10,805	14,317
Prepaid expenses and other current assets	2,117	2,561
Deferred income taxes	168	1,104
Total current assets	39,309	46,498
Property and equipment, net	6,331	10,656
Other assets	3,210	3,504
Deferred income taxes	780	4,848
Goodwill	675	675
Total assets	$50,305	$66,181

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,941	$4,100
Accrued salaries, wages and related benefits	5,117	6,584
Income and other taxes	1,384	2,155
Current portion of long-term obligations	317	818
Deferred income taxes	-	57
Total current liabilities	11,759	13,714
Deferred income taxes	190	182
Long-term obligations	3,794	3,374
Non-controlling interests	(3,315)	(1,598)
STOCKHOLDERS' EQUITY	37,877	50,509
Total liabilities and stockholders’ equity	$50,305	$66,181